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                                                                    EXHIBIT 3(d)

                            ARTICLES OF AMENDMENT
                                   TO THE
                          ARTICLES OF INCORPORATION
                                     OF
                        FIDELITY NATIONAL CORPORATION

                                     I.

         The name of the corporation is Fidelity National Corporation.

                                     II.

         Article IV of the Articles of Incorporation of Fidelity National Corporation is deleted and the following is substituted in lieu thereof:

                 "The Corporation shall have authority to issue not more than fifty million (50,000,000) shares of Common Stock having no par value per share."

         All other provisions of the Articles of Incorporation shall remain in full force and effect.

                                    III.

         This amendment was duly approved by the directors in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code ("Code") at a meeting of the Board of Directors held the 14th day of March, 1996. This amendment was duly approved by the shareholders at the annual meeting of shareholders held on April 11, 1996 in accordance with the provisions of Code Section 14-2-1003.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers as of the 11th day of April, 1996.


                                              FIDELITY NATIONAL CORPORATION


                                              By: /s/ James B. Miller, Jr.
                                                 -------------------------------
                                                  James B. Miller, Jr. President

[CORPORATE SEAL]


ATTEST: /s/ Martha C. Fleming
       -------------------------
        Secretary